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                                                                     EXHIBIT 8

                        [REID & PRIEST LLP LETTERHEAD]

                                                            New York, New York
                                                               October 8, 1997

Advanced NMR Systems, Inc.
46 Jospin Road
Wilmington, Massachusetts 01887

Advanced Mammography Systems, Inc.
46 Jospin Road
Wilmington, MA 01887

   Re: Agreement and Plan of Merger by and among Advanced NMR Systems, Inc., ANMR/AMS Merger
       Corporation, and Advanced Mammography
       Systems, Inc. dated as of June 23, 1997

Ladies and Gentlemen:

   You have requested our opinion as to certain federal income tax consequences of the merger (the "Merger") of ANMR/AMS Merger Corporation ("Merger Corp.") with and into Advanced Mammography Systems, Inc. ("AMS") pursuant to the Agreement and Plan of Merger by and among Advanced NMR Systems, Inc. ("Advanced NMR "), ANMR/AMS Merger Corporation, and Advanced Mammography Systems, Inc. dated as of June 23, 1997 (the "Merger Agreement").

   In connection with this opinion, we have reviewed the Merger Agreement, the Registration Statement and Prospectus filed by Advanced NMR on Form S-4 with the Securities and Exchange Commission relating to the shares of Advanced NMR to be issued pursuant to the Merger (the "Joint Proxy/Registration Statement"), the most recent audited financial statements and related documents and such other materials as we have deemed relevant to the rendering of our opinion. In addition, we have relied upon the facts and representations made by Advanced NMR and AMS, attached hereto, and upon the assumption that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that the Advanced NMR actions and the AMS actions in connection with the Merger Agreement and the transaction contemplated thereby have been and will be conducted in the manner provided in such documents.

   The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended to date (the "Code"), applicable Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all of which are subject to change or modification at any time, which change may have retroactive effect.

   We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement or the Joint Proxy/Registration Statement, as applicable.

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   Based on and subject to the foregoing, it is our opinion that:

   (1) The exchange of AMS Common Stock for Advanced NMR Common Stock pursuant to the Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Code, and Advanced NMR and AMS will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

   (2) Pursuant to Sections 361(a) and 1032 of the Code, Advanced NMR will not recognize any gain or loss as a result of the Merger.

   (3) Pursuant to Section 354(a)(1) of the Code, the holders of AMS Common Stock other than Advanced NMR (the "Public AMS Shareholders") will not recognize any gain or loss upon the exchange of AMS Common Stock for Advanced NMR Common Stock pursuant to the Merger.

   (4) Pursuant to Section 358(a)(1) of the Code, the aggregate tax basis of the Advanced NMR Common Stock received by each Public AMS Shareholder pursuant to the Merger will be the same as the aggregate tax basis of the AMS Common Stock exchanged therefor.

   (5) Pursuant to Section 1223(1) of the Code, the holding period which each Public AMS Shareholder will have for his Advanced NMR Common Stock received pursuant to the Merger will include the period for which he held the AMS Common Stock surrendered pursuant to the Merger, provided that such shareholder held the AMS Common Stock as a capital asset at the Effective Time of the Merger.

   (6) Holders of AMS Options will recognize no gain or income pursuant to the assumption by Advanced NMR of the rights and obligations of AMS relating to such options.

   Further, in our opinion the discussion set forth in the Joint
Proxy/Registration Statement entitled "Certain Federal Income Tax
Consequences" constitutes the material United States Federal income tax consequences of the Merger. This opinion confirms our opinion set forth in the Joint Proxy/Registration Statement in the section entitled "Certain Federal Income Tax Consequences." We hereby consent to the inclusion of our name in such section and to the use of this opinion as an exhibit to the Joint Proxy/Registration Statement.

   Our opinion is limited to the matters addressed above. No opinion is addressed and none should be inferred as to any other matter. This opinion is of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                               Very truly yours,

                                               REID & PRIEST LLP